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                                                                       EXHIBIT 2


                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement, dated as of April 30, 1998 (this "Agreement"), is made and entered into by Hughes Communications, Inc., a
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California corporation ("HCI"), Grupo Televisa, S.A., a corporation (Sociedad
                         ---
Anonima) organized under the laws of Mexico ("Televisa"), and Satellite Company,
                                              --------
LLC, a Nevada limited liability company and a wholly-owned subsidiary of Televisa ("S Company").
           ---------

          WHEREAS, on May 16, 1997, HCI and certain of its subsidiaries, S Company and PanAmSat International Systems, Inc. (formerly known as PanAmSat Corporation), a Delaware corporation ("PAS"), consummated a reorganization of
                                       ---
the respective satellite services businesses of HCI and PAS in which HCI and its subsidiaries and S Company acquired shares of common stock, $.01 par value per share ("Common Stock"), of PanAmSat Corporation (formerly known as Magellan
        ------------
International, Inc.), a Delaware corporation (the "Company"), representing
                                                   -------
approximately 71.5% and 7.5%, respectively, of the total shares of Common Stock currently outstanding.

          WHEREAS, Televisa and S Company have advised HCI that S Company desires to sell all its 11,239,594 shares of Common Stock (the "Shares") for the
                                                                ------
consideration and on the terms set forth in this Agreement.

          WHEREAS, the Shares to be purchased by HCI include 5,000,000 Shares (the "Pledged Shares") currently held in trust pursuant to that certain Amended
      --------------
and Restated Collateral Trust Agreement, dated as of June 13, 1997, by and among the Company, HCI, S Company, Televisa and IBJ Schroder Bank & Trust Company (the "Trust Agreement"), which agreement is being amended (the "Trust Agreement
 ---------------                                           ---------------
Amendment") concurrently herewith to allow the release of the Pledged Shares.
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          WHEREAS, concurrently with the execution and delivery of this
Agreement, and as a material inducement to Hughes Electronics Corporation ("HEC"), the sole stockholder of HCI, to cause HCI to enter into this Agreement,
  ---
Televisa is delivering a Certificate containing certain representations and obligations of Televisa.

          WHEREAS, HCI desires to purchase all the Shares for the consideration and on the terms set forth in this Agreement.

          NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

     1.   Purchase of Shares.
          ------------------

          HCI hereby agrees to purchase from S Company, and S Company hereby agrees to sell, assign and transfer to HCI, all of S Company's interest in and to the Shares. As soon as practicable following execution of this Agreement (but in no event later than 12:00 p.m., New York time, on Friday, May 1, 1998), HCI shall pay to S Company $674,375,640.00 (representing the number of Shares multiplied by Sixty Dollars ($60.00)) (the "Purchase Price"), of which
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$524,375,640 shall be wire transferred in immediately available funds to an account designated by S Company and $150,000,000.00 shall be wire transferred in immediately available funds on behalf of S Company to an account designated by the Trustee under the Trust Agreement as substitute collateral for the Pledged Shares (the "Substitute Cash Collateral"). Immediately upon confirmation of S
             --------------------------
Company's receipt of $524,375,640, S Company shall deliver to a designated representative of HCI all certificates representing the Shares, other than the Pledged Shares, along with such other documentation reasonably satisfactory to HCI evidencing the transfer of such Shares. Pursuant to the terms of the Trust Agreement Amendment, the trustee under the Trust Agreement shall, immediately upon receipt of the Substitute Cash Collateral, deliver to a designated representative of HCI the certificate or certificates representing the Pledged Shares.

     2.   Representations and Warranties of Televisa and S Company.
          --------------------------------------------------------

          Each of Televisa and S Company hereby represents and warrants as of the date hereof, on a joint and several basis, that:

          (a)  Organization.  Each of Televisa and S Company is duly organized,
               ------------
validly existing and (if applicable) in good standing under the laws of its respective jurisdiction of formation. Each of Televisa and S Company has all requisite power and authority to carry on its business as now conducted.
Neither Televisa nor S Company (i) has been dissolved, adopted resolutions to dissolve or acted in any way to accomplish, request or approve such dissolution, or (ii) is a party to any merger or (iii) has been declared bankrupt and no action or request is pending to declare it bankrupt.

          (b)  Ownership of S Company.  Televisa is, indirectly, the owner of
               ----------------------
all outstanding membership interests of S Company.

          (c)  Authorization.  Each of Televisa and S Company has taken all
               -------------
action necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of each of Televisa and S Company, enforceable against each of them in accordance with its terms.

          (d)  Ownership of the Shares.  S Company has good title to the
               -----------------------
Shares; has full, complete and unrestricted legal right, power and authority to transfer and deliver, or cause to be transferred and delivered, the Shares pursuant to this Agreement; and HCI is receiving good title thereto, free and clear of all liens, claims, encumbrances, rights and restrictions of any kind (other than restrictions created or imposed by HCI or its affiliates or federal or state securities laws).

          (e)  Non-Contravention.  The execution and delivery by each of
               -----------------
Televisa and S Company of this Agreement does not, and the performance of its obligations hereunder will

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not, (i) contravene or conflict with any provision of the respective organizational documents of Televisa and S Company, or (ii) contravene or conflict with or constitute a violation of or default under or give rise to a right of termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any right or obligation of Televisa or S Company under any provision of applicable law or regulation of the United States or any state thereof or any foreign jurisdiction, or of any agreement, injunction, order, decree or other instrument binding upon Televisa or S Company.

          (f)  No Consent Required.  Except as contemplated by the Trust
               -------------------
Agreement Amendment, no application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by Televisa or S Company by virtue of the execution, delivery and performance of this Agreement or the sale of the Shares contemplated hereby.

          (g)  Compliance with Securities Laws.  Each of Televisa and S Company
               -------------------------------
acknowledges that the Shares are being sold to HCI in a private transaction that is exempt from registration under the Securities Act of 1933, as amended. Each of Televisa and S Company believes that it has received all the information that it considers necessary or appropriate for deciding whether to sell the Shares, and represents that it has had an opportunity to ask questions of, and has received answers from, representatives of the Company regarding material developments affecting the Company and its prospects. Neither Televisa nor S Company has taken any action with respect to the Shares that would constitute a violation of federal or state securities laws.

     3.   HCI's Representations and Warranties.
          ------------------------------------

          HCI hereby represents and warrants as of the date hereof that:

          (a)  Organization.  HCI is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the state of California. HCI has all requisite power and authority to carry on its business as now conducted.

          (b)  Authorization.  HCI has taken all action necessary for the
               -------------
authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes HCI's valid and legally binding obligation, enforceable in accordance with its terms.

          (c)  Non-Contravention.  The execution and delivery by HCI of this
               -----------------
Agreement does not, and the performance of its obligations hereunder will not,
(i) contravene or conflict with the certificate of incorporation or bylaws of HCI, or (ii) contravene or conflict with or constitute a violation of or default under or give rise to a right of termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any right or obligation of HCI under any provision of applicable law or regulation of the United States or any state thereof or

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any foreign jurisdiction, or of any agreement, contract, judgment, injunction, order, decree or other instrument binding upon HCI.

          (d)  No Consent Required.  No application, notice, order,
               -------------------
registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained, or taken by HCI by virtue of the execution, delivery and performance of this Agreement or the sale of the Shares contemplated hereby.

          (e)  Compliance with Securities Laws.  HCI acknowledges that the
               -------------------------------
Shares are being purchased by HCI in a private transaction that is exempt from registration under the Securities Act of 1933, as amended, and HCI believes that it has received all the information that it considers necessary or appropriate for deciding whether to purchase the Shares. HCI has not taken and will not take any action with respect to the Shares that would constitute a violation of federal or state securities laws.

     4.   Miscellaneous.
          -------------

          (a)  Expenses.  All costs and expenses incurred in connection with
               --------
this Agreement and the purchase of the Shares contemplated hereby shall be paid by the party incurring such expenses.

          (b)  Entire Agreement.  This Agreement and the Trust Agreement
               ----------------
Amendment constitute the entire Agreement among the parties hereto and supercedes all prior agreements and understandings, both written and oral, among them with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (c)  Governing Law.  This Agreement shall be construed and
               -------------
interpreted, and the rights of the parties determined, in accordance with the laws of the State of New York (without reference to the choice of law provisions).

          (d)  Service of Process.  Each of the parties hereto irrevocably
               ------------------
consents to the service of any process, pleading, notices or other papers by the mailing of copies thereto by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under New York law. Additionally, each of Televisa, S Company and HCI hereby appoints C T Corporation System, 1633 Broadway, New York, NY 10019 as agent for service of process in New York.

          (e)  Consent and Jurisdiction.  Each party irrevocably and
               ------------------------
unconditional agrees and consents that any suit, action or other legal proceeding arising out of or related this Agreement shall be brought and heard in the Borough of Manhattan, State of New York, and each party irrevocably consents to personal jurisdiction in any and all tribunals in said Borough.

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          (f)  Injunctive Relief.  Televisa and S Company acknowledge that it
               -----------------
will be impossible to measure in money the damages that would be suffered if Televisa and S Company fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, HCI will be irreparably damaged and will not have an adequate remedy at law. HCI shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, neither Televisa nor S Company shall raise the defense that there is an adequate remedy at law.

          (g)  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

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          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase
Agreement to be signed by their respective officers and other representatives thereunto duly authorized, as of the date first written above.

                                  GRUPO TELEVISA, S.A.

                                  By:  /s/ Emilio Romano
                                       -----------------------------------------
                                       Name:  Emilio Romano
                                       Title:  Vice President

                                  SATELLITE COMPANY, LLC

                                  By:  /s/ Charles Steinberg
                                       -----------------------------------------
                                       Name:  Charles Steinberg
                                       Title:  Vice President & General Counsel

                                  HUGHES COMMUNICATIONS, INC.

                                  By:  /s/ Patrick T. Doyle
                                       -----------------------------------------
                                       Name:  Patrick T. Doyle
                                       Title:  Senior Vice President

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